For Immediate Release:

Wednesday, January 26, 2005

For More Information:

Julie S. Ryland, (205) 326-8421

INCREASED PRICES, PRODUCTION DRIVE 13% RISE IN ENERGEN'S 2004 EPS

EPS Growth in 2005 Estimated at 20+% Over Energen's Record 2004 Earnings

Birmingham, Alabama - Energen Corporation (NYSE: EGN) reported today that it achieved record net income and income from continuing operations of $127.5 million, or $3.49 per diluted share, in 2004. For the year ended December 31, 2004, Energen's earnings per diluted share (EPS) from continuing operations increased 12.9 percent over prior-year income from continuing operations of $110.3 million, or $3.09 per diluted share.

This double-digit rise in EPS largely reflects the impact of higher prices for the natural gas, oil and natural gas liquids (NGL) production of Energen's oil and gas acquisition and development subsidiary, Energen Resources Corporation, and an increase of 2.2 billion cubic feet equivalent (Bcfe) in Energen Resources' production from continuing operations.

"We are very pleased with our latest record-setting performance," said Mike Warren, Energen's chairman and chief executive officer. "Not only did Energen have terrific financial results, we also achieved record production and our proved reserves at yearend totaled almost 1.6 trillion cubic feet equivalent, another new record."

"We are particularly excited about our acquisition in August 2004 of San Juan Basin coalbed methane properties," said James McManus, chief operating officer of Energen Resources. "Not only was this $273 million transaction our largest property acquisition to-date, it underscored our demonstrated ability to buy producing properties with development potential that meet our investment criteria, even in today's higher commodity price environment."

When Energen initially implemented its aggressive, diversified growth strategy in October of 1995, the Company's common stock was trading at $10.88 on a split-adjusted basis. Energen common stock closed the 2004 year at $58.95, having generated a one-year total return to shareholders of 46 percent. Since October 1995, Energen's common stock has generated a total shareholder return of 617 percent, for an annualized compound growth rate of 23.7 percent.

"Looking to 2005, the Company plans to continue doing those things that have made us successful over the last nine years," Chairman Warren said. "We will remain disciplined in our pursuit of domestic producing properties with development potential. At the same time, we will seek to minimize the risks inherent in the oil and gas business by continuing to use hedging instruments to help mitigate the potentially negative impact of commodity price volatility. We also will use our internal expertise to enhance production from existing and future properties. All the while, we will build on the strength and stability of our regulated natural gas distribution company.

Geoff Ketcham, Energen's chief financial officer, noted: "With almost 80 percent of our estimated natural gas, oil and NGL production in 2005 hedged, we have a high level of confidence that our earnings in 2005 can range from $4.25-$4.45 per diluted share." (See detailed discussion of key underlying assumptions and earnings sensitivities to changes in commodity prices beginning on page 4).

"As we look beyond 2005, we are very encouraged about our prospects in 2006," Warren said. "Today's prices for natural gas and oil in 2006 are even higher than our internal expectations, with the natural gas strip price for 2006 well over $6 per thousand cubic feet (Mcf), and the oil strip price in excess of $44 per barrel. We anticipate hedging some of our estimated 2006 production in the coming weeks as we prepare to initiate our 2006 earnings guidance; but, clearly, we expect good growth in 2006 from our fundamentally strong business operations."

RESULTS OF 2004

Energen's 2004 net income and income from continuing operations totaled $127.5 million, or $3.49 per diluted share. This compared with prior-year net income of $110.7 million, or $3.10 per diluted share, and income from continuing operations of $110.3 million, or $3.09 per diluted share.

Energen Resources

Energen Resources' 2004 income from continuing operations totaled $94.1 million and compared with prior-year results of $78.5 million.

The company's average realized sales price for its natural gas production increased approximately 14 percent to $4.84 per Mcf, while the average sales price of oil rose more than 12 percent to $28.66 per barrel; the average sales price of NGL production increased some 15 percent to 45 cents per gallon. Average realized sales prices reflect the impact of all hedges and basis differentials and are not NYMEX-equivalent prices.

Energen Resources' production from continuing operations in 2004 totaled 87.6 Bcfe as compared with 85.4 Bcfe in 2003. Natural gas production increased 3 percent to 57.3 Bcf; oil production increased less than 1 percent to 3.4 million barrels (MMBbl); and NGL production rose more than 2 percent to 68.2 million gallons (MMgal).

Energen Resources' 2004 per-unit lease operating expense increased 21 cents to $1.33 per Mcf equivalent (Mcfe) due to a 34 percent increase in per-unit production taxes resulting from higher commodity prices as well as to increased expenses associated with new environmental regulations, increased work-over and maintenance expenses and higher ad valorem taxes. Per-unit DD&A expense from oil and gas activities totaled 91 cents per Mcfe in 2004, down 1 cent from the prior year.

Alagasco

Alagasco's natural gas distribution operations earned net income of $33.8 million in 2004 as compared with net income of $33 million in the same period last year. This increase in earnings reflects the utility's ability to earn on a higher level of equity representing investment in utility plant. Alagasco's return on average equity at the end of December 2004 was 12.8 percent on average equity of $264.1 million and compared with a prior-year return of 13.5 percent.

4TH QUARTER RESULTS

For the 3 months ended December 31, 2004, Energen earned net income and income from continuing operations of $31.3 million, or 85 cents per diluted share. This compares with net income of $20.8 million, or 57 cents per diluted share, and income from continuing operations of $21 million, or 58 cents per diluted share, in the same period a year ago.

Energen Resources

Energen Resources' income from continuing operations in the 4th quarter of 2004 totaled $27.3 million as compared with $16.4 million in the same period last year.

The company's average realized sales price for its natural gas production in the 4th quarter of 2004 increased 22 percent over the same period last year to $5.04 per Mcf, while the average sales price of oil rose 27 percent to $32.12 per barrel, and the average sales price of NGL production rose approximately 20 percent to 49 cents per gallon.

Energen Resources' 4th quarter 2004 production from continuing operations totaled 22.9 Bcfe as compared with 21.6 Bcfe in the same period a year ago. Natural gas production increased 8 percent to 15.1 Bcf; oil production increased less than 1 percent to 876,300 barrels; and NGL production increased approximately 5 percent to 17.9 MMgal.

Energen Resources' LOE per unit of production in the 4th quarter of 2004 totaled $1.39 per Mcfe as compared with $1.24 per Mcfe in the same period last year; this increase was due to a 50 percent increase in per-unit production taxes. Energen Resources' per-unit DD&A expense for oil and gas activities was 94 cents per Mcfe in the 4th quarter of 2004 as compared with 90 cents per Mcfe in the prior-year 4th quarter.

Alagasco

In the 4th quarter of 2004, Alagasco earned net income of $4.7 million as compared with net income of $5.2 million in the same period last year. This decrease in earnings largely reflects the impact of temperatures that were so much warmer than normal that the utility's temperature adjustment mechanism was unable to totally compensate for the differential.

2005 EARNINGS GUIDANCE

Energen's current 2005 earnings guidance is a range of $4.25-$4.45 per diluted share. Included in this guidance is an estimated 3 cents per diluted share from an unidentified acquisition of $200 million in the fourth quarter. The Company's 2005 guidance also assumes that prices applicable to Energen Resources' unhedged production will average $6 per Mcf for gas, $32 per barrel for oil, and 53 cents per gallon for NGL.

Energen Resources' hedge position with respect to its estimated 2005 production is as follows:
Commodity	Hedge Vols.	Estimated 2005 Production		% Hedged		NYMEX-equiv. price
Natural Gas	49.5 Bcf	60.5 Bcf*	59.3 Bcf**	82%*	84%**	$5.92 per Mcf
Oil	2.7 MMBbl	3.6 MMBbl		75%		$35.69 per barrel
NGL	50.4 MMgal	80.3 MMgal*	79.1 MMgal**	63%*	64%**	$0.542 per gallon

* With unidentified 4th quarter 2005 acquisition

** Without unidentified 4th quarter 2005 acquisition

Energen Resources' 2005 natural gas hedge position by hedge type is as follows:

Hedge Type	Volumes (Bcf)	Assumed Basis Difference*	Price/Mcf (NYMEX equiv)
NYMEX Hedges	18.7	-	$6.01
San Juan Basin-specific	24.1	$0.78	$5.80
Permian Basin-specific	4.1	$0.60	$6.16
SNG-LA	1.6	$0.04	$6.13
East Louisiana	1.0	$0.06	$6.03

* Assumed basis differentials have been used to calculate NYMEX-equivalent prices.

Energen Resources' 2005 oil hedge position by hedge type is as follows:
Hedge Type	Volumes (MBbl)	Assumed Sour Oil Difference*	Price/Barrel (NYMEX equiv)
NYMEX Hedges	737	-	$34.83
Sour Oil (WTS)	1,963	$3.99	$36.01

* Assumed sour oil differential has been used to calculate the NYMEX-equivalent price.

Realized prices for Energen Resources' production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price, regardless of basis differentials. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources' assumed basis differentials. Realized NGL prices will reflect transportation and fractionation fees.

Given Energen Resources' hedge position for 2005, known prices for January gas, and assuming prices as outlined above for its unhedged production (excluding volumes from unidentified acquisitions), the sensitivities to pricing changes applicable to Energen's earnings guidance for 2005 are as follows:

  Every 10-cent change in the average NYMEX price of gas from $6.00 per Mcf represents an estimated net income impact of approximately $245,000 (0.7 cents per diluted share).

  Every $1.00 change in the average NYMEX price of oil from $32.00 per barrel represents an estimated net income impact of approximately $420,000 (1.1 cents per diluted share).

  Every 1-cent change in average price of NGL from $0.53 per gallon represents an estimated net income impact of approximately $105,000 (0.3 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

2005 Production Estimates

Energen Resources' production in 2005 is estimated to total approximately 94 Bcfe, broken out as follows:

  Natural gas: 60.5 Bcf, including 1.3 Bcf from an unidentified acquisition

  Oil: 3.6 MMBbl

  NGL: 80.3 MMgal, including 1.2 MMgal from an unidentified acquisition

A breakdown of Energen Resources' estimated 2005 production and hedge position by region and commodity is shown below (budgeted production from an unidentified acquisition(s) is included in "Other").
	San Juan Basin		Permian Basin		Warrior Basin		Other
	Volumes	% Hedged	Volumes	% Hedged	Volumes	% Hedged	Volumes	% Hedged
Gas (Bcf)	28.8	84%	6.0	69%	16.8	88%	8.9	74%
Oil (MMBbl)	0.1	64%	3.4	77%	-	-	0.1	-
NGL (MMgal)	63.0	80%	16.1	-	-	-	1.2	-

Total (Bcfe)	38.5	82%	28.9	69%	16.8	88%	9.8	67%

CAPITAL SPENDING PLANS

Energen Resources has incorporated into its financial objectives for 2005 an investment late in the year of $200 million in domestic producing properties. Because of the budgeted timing of the acquisition(s), any such acquisition is estimated to generate only about $1.1 million in net income in 2005. Should one or more acquisitions occur earlier in the 2005 year, they could have a positive impact on Energen Resources' production volumes and earnings.

Energen Resources also is planning to invest in 2005 approximately $120 million in development capital related to its existing properties. Energen Resources' exploration spending in 2005 is estimated to total approximately $4 million.

Capital spending at Alagasco is estimated to be approximately $60 million.

Other key assumptions that support Energen's guidance include:

  Average diluted shares outstanding of 36,850,000.

  Alagasco's earning a return on average equity of approximately 13.15 percent on average equity of approximately $275 million.

  A DD&A rate at Energen Resources of approximately $0.95 per Mcfe and LOE (including production taxes) of approximately $1.38 per Mcfe.

Earnings Guidance and Hedge Position by Quarter

Energen estimates that, on a quarterly basis in 2005, its earnings will range from $1.85-$1.90 per diluted share in the 1st quarter; from 80-85 cents per diluted share in the 2nd quarter; from 55-60 cents per diluted share in the 3rd quarter; and from $1.05-$1.10 cents per diluted share in the 4th quarter. Diluted average shares outstanding in 2004 are estimated to be 36.8 million in the first quarter, 36.9 million in the second and third quarters, and 37 million in the fourth quarter.

Approximately 10.4 Bcf of natural gas hedges applicable to 2005 production do not qualify as cash flow hedges under SFAS 133, and the mark-to-market treatment of these hedges could affect quarterly results (annual earnings would not be affected).

 The following tables reflect Energen's quarterly production estimates, hedge positions, pricing assumptions for unhedged production and earnings sensitivities to 10-cent per Mcf, $1 per barrel and 1-cent per gallon changes in the assumed prices for unhedged natural gas, oil and NGL production, respectively, in the quarter.

1st Quarter 2005
	Natural Gas	Oil	NGL
Production (estimated)	14.5 Bcf	884 MBbl	18.9 MMgal
Hedge position (%)	81%	81%	67%
Average hedge price	$5.89/Mcf +a	$35.87/barrel +a	$0.54/gallon
Assumed Price (unhedged production)	$6.00/Mcf +*	$32.00/barrel +	$0.53/gallon
Earnings sensitivities:	Per $0.10/Mcf Change from Assumed Price	Per $1/barrel Change from Assumed Price	Per $0.01/gallon Change From Assumed Price
Net income	$25,000	$64,500	$20,500
EPS (diluted)	< 0.1 cents	0.2 cents	< 0.1 cents

+ NYMEX equivalent

a Incorporates known basis differential(s) for January 2005

* For February and March

2nd Quarter 2005
	Natural Gas	Oil	NGL
Production (estimated)	14.5 Bcf	891 MBbl	19.4 MMgal
Hedge position (%)	86%	77%	64%
Average hedge price	$5.91/Mcf +	$35.73/barrel +	$0.54/gallon
Assumed Price (unhedged production)	$6.00/Mcf +	$32.00/barrel +	$0.53/gallon
Earnings sensitivities:	Per $0.10/Mcf Change from Assumed Price	Per $1/barrel Change from Assumed Price	Per $0.01/gallon Change From Assumed Price
Net income	$48,000	$98,000	$25,000
EPS (diluted)	0.1 cents	0.3 cents	< 0.1 cents

+ NYMEX equivalent

3rd Quarter 2005
	Natural Gas	Oil	NGL
Production (estimated)	15.0 Bcf	905 MBbl	20.0 MMgal
Hedge position (%)	84%	73%	62%
Average hedge price	$5.91/Mcf +	$35.64/barrel +	$0.54/gallon
Assumed Price (unhedged production)	$6.00/Mcf +	$32.00/barrel +	$0.53/gallon
Earnings sensitivities:	Per $0.10/Mcf Change from Assumed Price	Per $1/barrel Change from Assumed Price	Per $0.01/gallon Change From Assumed Price
Net income	$78,700	$120,000	$27,400
EPS (diluted)	0.2 cents	0.3 cents	< 0.1 cents

+ NYMEX equivalent

4th Quarter 2005
	Natural Gas	Oil	NGL
Production (estimated, exc. acq.)	15.3 Bcf	906 MBbl	20.7 MMgal
Hedge position (%)	83%	70%	62%
Average hedge price	$5.98/Mcf +	$35.50/barrel +	$0.54/gallon
Assumed Price (unhedged production)	$6.00/Mcf +	$32.00/barrel +	$0.53/gallon
Earnings sensitivities: (exc. acq.)	Per $0.10/Mcf Change from Assumed Price	Per $1/barrel Change from Assumed Price	Per $0.01/gallon Change From Assumed Price
Net income	$92,600	$136,000	$30,000
EPS (diluted)	0.3 cents	0.4 cents	< 0.1 cents

+ NYMEX equivalent

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of natural gas, oil and natural gas liquids onshore in North America and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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